EXHIBIT 10.10

SOQUEM

by telecopier and mail

Sainte-Foy, June 21ST, 2001

Mr. Gary Westerholm
President
McKenzie Bay International Ltd.
3362 Moraine Drive
Brighton, Michigan  48114
USA

Re:	Lac Doré Vanadium Project
Option & Joint Venture Agreement Dated August 31st, 1998

Gary:

This is to confirm that your request dated May 4th last to have Paragraph 1c of our Option and Joint Venture Agreement dated August 31st, 1998 modified to provide McKenzie Bay International Ltd. ("MKBY") an extension of one additional year to deliver to SOQUEM an independent Bankable Feasibility Study has been accepted by SOQUEM's board.

Therefore, the Option Agreement will refer to August 31st, 2002, as the official delivery date for the aforementioned study.

I would also like to confirm that at the same board meeting, I was authorized to accept a seat on MKBY's board provided all the necessary conditions to our private placement in MKBY are met, and the investment is completed. I have been told you will be provided with a draft copy of a subscription document very shortly for comments, and that things are moving along.

Regards,

/s/ Yves Harvey

Yves Harvey, Eng., Ph.D.
President and Chief Executive Officer